Exhibit 4.54

Schedule of Warrants

Issued in Connection with Convertible Secured Debt Financing

Date of         Name of                 Warrant Number          Expiration Date
Issuance        Warrant Recipient       No.     Shares

12/01/00        GSI Ventures, LLC       GSI-1   200,000         12/01/05

12/08/00        GSI Ventures, LLC       GSI-2    50,000         12/08/05

12/13/00        GSI Ventures, LLC       GSI-3    50,000         12/13/05

12/15/00        GSI Ventures, LLC       GSI-4    50,000         12/15/05

12/21/00        The Shaar Fund, Ltd.    GSI-5   100,000         12/21/05

02/08/01        GSI Ventures, LLC       GSI-6    35,000         02/08/06